Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of the shares of Class A Common Stock of RingCentral, Inc.

Dated: February 16, 2016

VK SERVICES, LLC

By:	/s/ Vinod Khosla Vinod Khosla, Manager

KFT TRUST, VINOD KHOSLA AS TRUSTEE

By:	/s/ Vinod Khosla Vinod Khosla, Manager

/s/ Vinod Khosla Vinod Khosla